EXHIBIT 6



                             Reimbursement Agreements


The Fund has no plans to, compensate officers and directors who are affiliated with the Investment Adviser except indirectly through payment of the advisory fee.

Each director who is not an "interested person", as that term is defined in the 1940 Act, of the Fund is paid an annual fee of $250.00 for serving on the board of the Fund.